Exhibit 99.1

American Shared Hospital Services Reports First Quarter 2022 Financial Results

Total Revenue Increases 11% Period-over-Period and PBRT Revenue Increases 33%

SAN FRANCISCO, CA, May 12, 2022 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the first quarter ending March 31, 2022.

First Quarter 2022 Financial Highlights

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Total revenue in the first quarter was $4,847,000, an increase of 11.1% from the comparable period in 2021. Total proton therapy revenue and fractions increased 33.2% and 32.3%, respectively, period-over-period. Gamma Knife revenue and volumes for same centers in operation increased 7.2% and 1.9%, respectively, when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

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Operating income for the first quarter of 2022 was $600,000 compared to operating income of $90,000 in the first quarter of 2021, an increase of 567%, reflecting higher revenue and lower total direct operating costs and interest expense.

●	Net income in the first quarter was $269,000, or $0.04 per diluted share, compared to net income of $29,000, or $0.00 per diluted share for the same period in the prior year.

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Adjusted EBITDA, a non-GAAP financial measure, was $1,922,000 for the first quarter of 2022, compared to $1,600,000 for the first quarter of 2021, an increase of 20.1%. The increase was due to higher operating income period over period.

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Subsequent to quarter end, the Company announced that it had signed a joint venture agreement to partner in a radiation therapy facility in Puebla, Mexico, located 80 miles from Mexico City, its third international center.

Ray Stachowiak, Chief Executive Officer, commented, “In the first quarter, volumes returned to pre-pandemic levels for the first time in two years. Period-over-period, PBRT fractions increased 32.3%, and Gamma Knife volumes increased 1.9% on a same centers basis. These volumes drove a total revenue increase of 11.1%, and combined with lower operating costs from our cost containment measures, gross profit increased 44.1% and the gross margin percentage snapped back to 42.6% of revenue.”

“The strong revenue growth flowed down through the income statement, and we reported a nine-fold increase in net income, to $269,000, or $0.04 per share, in the first quarter. This is the second consecutive quarter of solid earnings growth despite higher SG&A expenses in both periods from the pursuit of new business opportunities. In the preceding fourth quarter of 2021, we reported net income of $219,000, or $0.04 per share. We believe this growth and profitability is sustainable and provides us with a great base to build on.”

“Looking ahead, we recently announced a joint venture for a new radiation center in Puebla, Mexico, 80 miles outside of Mexico City. The new center is expected to start up in early 2023, pending licensing and regulatory approvals, and will be our third international project. We were also excited to announce the hiring of Tim Keel, an experienced healthcare financial professional, to head our sales and marketing team. Tim is well known in our industry and his efforts will be supported by AMS’ substantial resources that includes $8.4 million in cash and our unused $7 million line of credit. With all of these resources, we believe that AMS is well positioned for future growth,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended March 31, 2022

For the three months ended March 31, 2022, revenue increased 11.1% to $4,847,000 compared to revenue of $4,364,000 for the first quarter of 2021.

First quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida increased 33.2% to $2,039,000 compared to revenue for the first quarter of 2021 of $1,531,000 due to increased volumes.

Total proton therapy fractions in the first quarter were 1,628, an increase of 32.3% compared to 1,231 proton therapy fractions in the first quarter of 2021 primarily due to the impact from the COVID-19 pandemic on the prior year’s results and no significant maintenance down-time in the current period after two consecutive quarters of sporadic downtime.

Revenue for the Company's Gamma Knife operations decreased 2.9% to $2,808,000 for the first quarter of 2022 compared to $2,892,000 for the first quarter of 2021. The decrease was due to a decrease in procedures, offset by an increase in average reimbursement. The increase in average reimbursement was driven by an increase in the average rate at the Company’s retail sites caused by a favorable shift in payor mix to more commercial payors. Revenue for same centers in operation increased 7.2% when compared to those same centers during the same period of the prior year.

Gamma Knife procedures decreased by 7.3% to 329 for the first quarter of 2022 from 355 in the same period of the prior year primarily due to the expiration of two contracts, one each in the first and fourth quarters of 2021. Gamma Knife volumes for same centers in operation increased 1.9% when compared to Gamma Knife volumes for those same centers during the same period of the prior year.

Gross margin for the first quarter of 2022 increased 44.1% to $2,067,000, or 42.6% of revenue, compared to gross margin of $1,434,000, or 32.9% of revenue, for the first quarter of 2021.  The increase was primarily due to a 16.6% decrease in other direct operating costs resulting from the expiration of two contracts in the first and fourth quarters of 2021.

Selling and administrative costs increased by 21.7% to $1,319,000 for the first quarter of 2022 compared to $1,084,000 for the same period in the prior year due to higher legal and related fees associated with new business opportunities. Interest expense decreased 43.1% to $148,000 compared to $260,000 for the same period in the prior year. On April 9, 2021, the Company refinanced the majority of its existing debt and finance lease portfolio at a lower effective interest rate compared to the Company's historic portfolio rate, reducing interest expense.

Operating income for the first quarter of 2022 was $600,000 compared to operating income of $90,000 in the first quarter of 2021, an increase of 566.7%, reflecting higher revenue and lower total direct operating costs and depreciation expense.

Income tax expense increased to $206,000 for the three-month period ended March 31, 2022 compared to $6,000 for the same period in the prior year. The increase in income tax expense for the current period was due to increased earnings during the current period, return-to-provision adjustments arising from foreign income tax returns filed during the current period, as well as permanent domestic tax differences that are expected to continue through the end of this year.

Net income in the first quarter 2022 was $269,000, or $0.04 per diluted share, compared to net income of $29,000, or $0.00 per diluted share, for the first quarter of 2021. The increase in net income was due to increased revenues and decreased operating costs, which resulted in an increase in gross margin, offset by an increase in selling and administrative costs. Fully diluted weighted average common shares outstanding were 6,299,000 and 6,322,000 for the first quarter of 2022 and 2021, respectively.

Adjusted EBITDA, a non-GAAP financial measure, was $1,922,000 for the first quarter of 2022, compared to $1,600,000 for the first quarter of 2021, an increase of 20.1%. The increase was due to higher operating income period over period.

Balance Sheet Highlights

At March 31, 2022, cash, cash equivalents, and restricted cash was $8,401,000, compared to $8,263,000 at December 31, 2021.  Shareholders' equity at March 31, 2022 was $24,720,000, or $4.07 per outstanding share.  This compares to shareholders' equity at December 31, 2021 of $24,239,000, or $4.01 per outstanding share.

Conference Call and Webcast Information

AMS has scheduled a conference call at 12:00 p.m. PST (3:00 p.m. EST) today. To participate, please call 1 (844) 413-3972 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.

A replay of the call will be available at 1 (877) 344-7529, access code 2660670, through May 19, 2022.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a leading provider in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.

Earnings Disclosure

The Centers for Medicare and Medicaid (“CMS”) have established a 2022 delivery code reimbursement rate of approximately $7,943 ($7,773 in 2021) for a Medicare Gamma Knife treatment. The approximate CMS reimbursement rates for delivery of PBRT for a simple treatment without compensation for 2022 is $554 ($543 in 2021) and $1,321 ($1,298 in 2021) for simple with compensation, intermediate and complex treatments, respectively.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2021 and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 21, 2022.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net income before interest expense, income tax expense, depreciation and amortization expense, and stock-based compensation expense.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com

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AMERICAN SHARED HOSPITAL SERVICES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,

	2021	2021
Revenues	$4,847,000	$4,364,000
Costs of revenue	2,780,000	2,930,000
Gross margin	2,067,000	1,434,000

Selling and administrative expense	1,319,000	1,084,000
Interest expense	148,000	260,000
Operating income	600,000	90,000
Interest and other income	-	3,000
Income before income taxes	600,000	93,000
Income tax expense	206,000	6,000
Net income	394,000	87,000
Less: Net income attributable to non-controlling interest	(125,000)	(58,000)
Net income attributable to American Shared Hospital Services	$269,000	$29,000

Earnings per common share:
Basic	$0.04	$0.00
Assuming dilution	$0.04	$0.00

AMERICAN SHARED HOSPITAL SERVICES

BALANCE SHEET DATA

	March 31, 2021	December 31, 2021
Cash, cash equivalents, and restricted cash	$8,401,000	$8,263,000
Current assets	$15,240,000	$15,087,000
Total assets	$44,255,000	$45,430,000

Current liabilities	$4,819,000	$5,891,000
Shareholders' equity	$24,720,000	$24,239,000

AMERICAN SHARED HOSPITAL SERVICES

ADJUSTED EBITDA

(Reconciliation of GAAP to Non-GAAP Adjusted Results)

		March 31,	March 31,
		2022	2021
Net Income		$269,000	$29,000
Plus:	Income tax expense	206,000	6,000
	Interest expense	148,000	260,000
	Depreciation and amortization expense	1,212,000	1,198,000
	Stock-based compensation expense	87,000	107,000
Adjusted EBITDA		$1,922,000	$1,600,000